UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ALASKA PACIFIC RESOURCES INC.

(Name of small business issuer in its charter)

NEVADA	1000	33-1127379
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Alaska Pacific Resources Inc.

Alexander Long, President
9101 West Sahara, Suite 105-195
Las Vegas, NV
89117-5772
Telephone: (519) 380-9992
Fax: (519) 380-9991

(Address and telephone number of principal executive offices)

1st Global Stock Transfer, LLC
7361 Prairie Falcon Road, Suite 110
Las Vegas, NV
89128
Telephone: (702) 656-4919
Fax: (702) 304-0634

(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |__|

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Dollar Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	$100,000	$0.10	$100,000	$10.70

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Subject to completion on July 14th, 2006.

Prospectus
Alaska Pacific Resources Inc.
1,000,000 Shares
Common Stock

Alaska Pacific Resources Inc will be offering, on a best efforts basis, a minimum of 250,000 and a maximum of 1,000,000 shares of its common stock at a price of $0.10 per share. Our director and president, Mr. Alexander Long, will be selling these shares directly through his own efforts. For more information see the "Plan of Distribution" section of this prospectus.

All subscription funds will be made payable to Edward T. Block Escrow Account and held until the minimum offering is met. At such time the funds will be released from escrow to Alaska Pacific Resources. If the minimum offering is not achieved within 90 days of the completion of this prospectus, all subscription funds will be returned to investors without interest or penalty.

The offering shall terminate when either the maximum amount of shares offered (1,000,000) is sold or 90 days after the completion of this prospectus, whichever occurs first.

Our common stock is presently not traded on any market or securities exchange.

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled "Risk Factors" on pages 6-11.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed judgment upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 14th, 2006.

Table of Contents
Page
Summary	5
Risk Factors	6
Our future performance is dependent upon our ability to develop and acquire oil and gas properties.	6
There are numerous uncertainties and operating risks that can prevent us from realizing profits and can result in substantial losses.	6
Development of our current projects and future expansion of our operations will require significant expenditures for which we may not be able to attain sufficient funding.	7
Oil and gas exploitation is highly speculative; estimates are heavily relied upon when commencing operations and when determining whether or not to invest in a particular oil and gas property.	8
The unavailability of equipment, supplies and services required in oil and gas exploration and exploitation could adversely affect our ability to execute on a timely basis.	8
The oil and gas industry is volatile and this volatility could adversely affect our business plan.	9
The oil and gas industry is highly competitive.	9
We may incur substantial write-downs of the carrying value of our oil and gas properties, which would adversely impact our earnings.	10
Our stock is regarded as "penny stock" which may limit a shareholder's ability to buy or sell our stock.	10
Currently there is no active market for our common stock and if a market for our common stock does not develop, shareholders maybe unable to sell their shares.	10
Investors in this offering have a substantial risk of loss due to the immediate dilution they will incur.	10
We may seek to raise additional funding in the future. If such funding is sought through shareholder equity it may dilute other shareholders ownership.	11
The influx of additional shares of our common stock in the future may create downward pressure on the trading price of our common stock.	11
Because our directors own the majority (greater than 50%) of our common stock, they control corporate decisions that could be disadvantageous to other minority shareholders.	11
Forward-Looking Statements	11
Use of Proceeds	12
Determination of Offering Price & Dilution	12
Selling Security Holders	13
Plan of Distribution	13
Legal Proceedings	15
Directors, Executive Officers, Promoters and Control Persons	16
Security Ownership and Certain Beneficial Owners	16
Description of Securities	17
Experts	18
Interests of Named Experts and Counsel	18
Disclosure of Commission Position of Indemnification	19
Organization Within Last Five Years	19
Description of Business	19
Management Discussion and Analysis or Plan of Operation	23
Description of Properties	25
Certain Relationships and Related Transactions	26
Market for Common Equity and Related Stockholders Matters	26
Executive Compensation	27
Financial Statements	28
Changes In and Disagreements with Accountants	35
Indemnification of Officers	35
Other Expenses of Issuance and Distribution	37
Recent Sales of Unregistered Securities	38
Exhibits List	39
Undertakings	39
Signatures	40

Summary

Prospective investors are urged to read this prospectus in its entirety.

We intend to be in the oil and natural gas business of well exploration and exploitation. We currently hold a 2% working interest in a Texas based oil and gas field that has been quite lucrative in the past. This is currently our only project but we intend to acquire more in the future.

Our primary objectives are to build reserves, production, cash flow and earnings per share by acquiring oil and gas properties, or working interests in those properties, and optimizing the production and value of these reserves. Our business model has been designed to exploit the unique opportunities available to small companies in the oil and gas industry.

We intend to rely on leading third party sources of outsourced drilling and exploration services as are needed. This will allow us to achieve significant cost savings and operational efficiencies by outsourcing an appropriate level of the capital intensive aspects that plague many new oil and gas companies. This will allow us to maximize the use of our resources, reduce the risk of unsuccessful drilling efforts and build a solid track record and cash base from which to grow our company.

We were incorporated in the State of Nevada on the 17th of May, 2005, under the laws of that state. Our principle office is located at suite 105-195, 9101 West Sahara, Las Vegas, NV, USA, 89117-5772. Our phone number is (702) 528-2499.

The Offering

Securities Being Offered	Between 250,000 and 1,000,000 shares of common stock.
Offering Price	Shares of our common stock will be sold at a price of $0.10 per share.
Termination of the Offering	Share will be sold until (i) 90 days after the effective registration of this prospectus or (ii) 1,000,000 shares are sold, whichever occurs first
Securities Issued and to be Issued	9,324,660 shares of our common stock are issued and outstanding as of the date of this prospectus. Between 250,000 and 1,000,000 shares of common stock are to be issued through this prospectus.
Use of Proceeds	All proceeds from this offering will be used as capital for current and future investments of the company.

Summary Financial Information

Balance Sheet
April 30th, 2006

Cash	$5,639.00
Total Assets	$67,703.00
Total Liabilities	$0.00
Total Stockholders' Equity	$67,703.00

Statement of Operations
From Incorporation on May 17th, 2006
(Inception) To April 30th, 2006

Revenue	$1,680.00
Net Loss and Deficit	($25,543.00)

Risk Factors

An investment in our securities is highly speculative and involves a high degree of risk. Therefore, in evaluating us and our business the following risks should be carefully considered as well as the other information outlined in this prospectus. The risks below do not outline every risk associated with the purchase of our stock but do represent those that our management are aware of. Since these risks can affect your investment, you should be in a position to risk the loss of your entire investment.

RISKS RELATING TO THE OIL AND GAS BUSINESS

Our future performance is dependent upon our ability to develop and acquire oil and gas properties.

Our success as an oil and gas company is dependent upon our ability to develop our current reserve as well as acquire and develop future reserves. Without successful exploration, exploitation or acquisition activities, we will not be able to develop reserves and generate revenues. No assurance can be given that we will be able to develop our current reserve or that we will be able to find and develop or acquire reserves on acceptable terms. Even if we do discover oil and gas deposits, there is no guarantee that the reserves will be sufficient to enable us to recover our costs and sustain our business.

The successful acquisition and development of oil and gas properties requires an assessment of recoverable reserves, future oil and gas prices and operating costs, potential environmental and other liabilities as well as other factors. Such assessments are not an exact science and hence, their accuracy is uncertain. Furthermore, future exploration and development activities may not result in the discovery of any reserves. Our operations may be curtailed, delayed or canceled as a result of lack of adequate capital. In addition, the costs associated with exploitation and development may materially exceed initial estimates.

Discovery of commercial quantities of oil and gas, in any of our current properties or future interests, is not assured. Our future success will depend on our ability to acquire working and revenue interests in commercially viable properties.

There are numerous uncertainties and operating risks that can prevent us from realizing profits and can result in substantial losses.

Even if we do discover commercially viable reserves, exploitation activities may be unsuccessful for many reasons, including weather, cost overruns, equipment shortages and mechanical difficulties. Moreover, the successful drilling of a natural gas oil well does not ensure a profit on investment. A variety of factors, both geological and market-related, can cause a well to become uneconomical, even if it was initially thought to be economically viable.

The risks associated with the oil and gas business include, but are not limited to:

  Fires;
  Explosions;
  Blow-outs and surface cratering;
  Uncontrollable flows of oil, natural gas and formation water;
  Natural disasters, such as hurricanes and other adverse weather conditions;
  Pipe, cement or pipeline failures;
  Casing collapses;
  Embedded oil field drilling and service tools;
  Abnormally pressured formations; and
  Environmental hazards, such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases.

If any of these problems are experienced they could adversely affect our ability to conduct operations. We could also incur substantial losses as a result of:

  Injury or loss of life;
  Severe damage to and destruction of property, natural resources and equipment;
  Pollution and other environmental damage;
  Clean-up responsibilities;
  Regulatory investigation and penalties;
  Suspension of our operations; and
  Repairs to resume operations.

Our or any drilling contractors we may be using, insurance may not protect against any or all operational risks. For some risks, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, it could impact our operations enough to force us to cease our operations.

Development of our current projects and future expansion of our operations will require significant expenditures for which we may not be able to attain sufficient funding.

While we do have sufficient funds to finance our current level of operations, we do plan further expansion of our current business operations and by acquiring additional oil and gas properties. Thus, we expect our operating expenses to increase in the future and we will require external sources of financing to meet the capital requirements associated with the development of our current exploration projects and the expansion of our oil and gas operations. We plan to obtain any funding needed in the future through debt and equity markets but cannot assure that we will obtain funds on commercially acceptable terms or at the time it is required.

We also intend to make offers to acquire oil and gas properties in the ordinary course of our business. If these offers are accepted, our capital needs will increase substantially. If we fail to obtain the funding at the required time, we may need to delay or even forego potentially valuable opportunities to acquire new oil and gas properties or default existing funding commitments to third parties and forfeit or dilute our rights in existing oil and gas property interests.

Oil and gas exploitation is highly speculative; estimates are heavily relied upon when commencing operations and when determining whether or not to invest in a particular oil and gas property.

Developing and exploring for gas and oil involves a high degree of financial and operational risk, which precludes definitive statements as to the time required and costs involved in reaching certain objectives. Operations often exceed budgeted costs for a project due to fluctuations in the availability of equipment and services that increase costs significantly. There are various factors that may cause drilling to be unsuccessful and even successful drilling does not ensure a profit on investment. Exploratory wells bear a much greater risk of loss than development wells. A variety of factors both geological and market-related can cause a well to become uneconomical. Our current drilling sites and any potential future sites that may be developed, require significant additional exploration and development as well as regulatory approval and commitments of resources prior to commercial development. If the costs of developing any of these wells are significantly more than our estimated costs, we may not be able to continue our business operations as proposed and our business plan may fail.

We are subject to complex laws and regulations, including environmental regulations, which can adversely affect the costs, manner and feasibility of doing business.

Development, production and sale of oil and gas in the U.S. are subject to extensive laws and regulations, including environmental laws and regulations. We may be required to make large expenditures to comply with environmental and other governmental regulations. Matters that are subject to regulation include, but are not limited to:

  Location and density of wells;
  The handling of drilling fluids and obtaining discharge permits for drilling operations;
  Accounting for and payment of royalties on production from state, federal and native lands;
  Transportation of oil and gas by pipelines;
  Bonds for ownership, development and production of natural gas and oil properties;
  Operation of wells and reports concerning operations; and
  Taxation.

Under these laws and regulations we could be liable for environment damages such as property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs or personal injuries. Failure to comply with these laws and regulations also may result in suspension or even termination of our operations and subject us to administrative, civil or criminal penalties. Moreover, these laws and regulations could change in ways that substantially increase our costs. Accordingly, any of these liabilities, penalties, suspensions, terminations or regulatory changes could adversely affect our financial condition and as a result may cause our business plan to fail.

The unavailability of equipment, supplies and services required in oil and gas exploration and exploitation could adversely affect our ability to execute on a timely basis.

Shortages in availability or an increase in costs of equipment, supplies or personnel services could impact our finances and also our operations. Fluctuations in the drilling activities in and around our well areas could affect the availability of required resources. We hold contracts for current business developments but do not for future operations and cannot guarantee that resources will be available when needed. Fluctuations in the costs and availability of these required resources could adversely affect operations and cause our business plan to fail.

The oil and gas industry is volatile and this volatility could adversely affect our business plan.

Oil and gas prices are subject to wide fluctuations in response to changes in or perceptions regarding supply and demand. Historically, the markets for oil and gas have been volatile, this has been very apparent in the last few years. This volatility is expected to continue in the future. Among the factors that cause this volatility are:

  Energy demand, both regional and worldwide, which is affected by economic conditions;
  Domestic and foreign supply of gas and oil;
  Weather conditions;
  Domestic and foreign government regulations;
  Political conditions in gas and oil producing regions of the world;
  The ability of the Oil and Petroleum Exporting Countries (OPEC) to agree upon and maintain prices and production levels; and
  The price and availability of alternative fuels.

Future oil and gas prices are impossible to predict certainly. Factors that negatively affect our ability to produce economically viable reserves of oil and gas could be prevalent in the future. This could affect our operations and cause our business plan to fail.

The oil and gas industry is highly competitive.

Being a competitive industry, we will compete with oil and gas companies and other individual producers and operators, many of which have longer operating histories and substantially greater financial and other resources than we do, as well as companies in other industries supplying energy, fuel and other needs to consumers. Many of these companies not only explore for and produce crude oil and natural gas, but also carry on refining operations and market petroleum and other products on a worldwide basis. Our larger competitors, by reason of their size and relative financial strength, can more easily access capital markets than we can and may enjoy a competitive advantage in the recruitment of qualified personnel. They may be able to absorb the burden of any changes in laws and regulation in the jurisdictions in which we do business and handle longer periods of reduced prices of gas and oil more easily than we can. Our competitors may be able to pay more for oil and gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than we can. Our ability to acquire additional properties in the future will depend upon our ability to conduct efficient operations, evaluate and select suitable properties, implement advanced technologies and consummate transactions in a highly competitive environment.

We may incur substantial write-downs of the carrying value of our oil and gas properties, which would adversely impact our earnings.

We intend to periodically review the carrying value of our gas and oil properties under the full cost accounting rules of the Securities and Exchange Commission. Under these rules, capitalized costs of proved gas and oil properties may not exceed the present value of estimated future net revenues from proved reserves, discounted at an annual rate of 10%. Application of this "ceiling" test requires pricing future revenue at the un-escalated prices in effect as of the end of each fiscal quarter and requires a write-down for accounting purposes if the ceiling is exceeded, even if prices were depressed for only a short period of time. We may be required to write down the carrying value of our gas and oil properties when natural gas and oil prices are depressed or unusually volatile, which would result in a charge against our earnings. Once incurred, a write-down of the carrying value of our natural gas and oil properties is not reversible at a later date.

RISKS RELATED TO OUR STOCK

Our stock is regarded as "penny stock" which may limit a shareholder's ability to buy or sell our stock.

Under the Securities Exchange Act of 1934 our stock is defined as "penny stock" and is expected to remain so for the foreseeable future. Penny stock is defined as common stock that has a market price of less than $5.00 per share and is subject to certain rules and regulations. These penny stock restrictions on broker-dealers make it difficult to sell the stock in a secondary market, thus limiting investment liquidity. Any broker-dealer engaged by the purchaser for the purpose of selling their stock in our company will be subject to rules 15g-1 through 15g-10 of the Exchange Act. Some broker-dealers will refuse to attempt to sell penny stock rather than complying with these rules.

A more detailed discussion of penny stock and its related broker-dealer restrictions can be found in the 'Plan of Distribution' section of this prospectus.

Currently there is no active market for our common stock and if a market for our common stock does not develop, shareholders maybe unable to sell their shares.

As of the time of this prospectus there is no market for our common stock and in the future such a market may not develop or be sustained. We plan to apply for listing of our common stock on the National Association of Securities Dealers Over the Counter (OTC) Bulletin Board upon the effectiveness of the registration statement. If our stock is not listed on the OTC Bulletin Board or if a public market for our common stock does not develop, it will be difficult for shareholders to sell their stock. In such a case, shareholders may lose some, or all of their investment. If we establish a trading market for our common stock, the market price of our stock may be significantly affected by factors such as fluctuations in our operational results, general market conditions and other factors. Furthermore, the stock market itself may experience fluctuations in price and volume that can affect the market prices for the shares of developmental stage companies, which may affect the market price of our common stock.

Investors in this offering have a substantial risk of loss due to the immediate dilution they will incur.

Our director and president, Alexander Long, as well as our founding partner, Global Metals International, acquired their shares for $0.01 per share. Thus, upon the sale of common stock through this prospectus investors will experience an immediate and substantial dilution. See the "Dilution" section for further discussion.

We may seek to raise additional funding in the future. If such funding is sought through shareholder equity it may dilute other shareholders ownership.

In order to fund any potential future operations we may need to raise additional capital. Additional equity financing may dilute shareholders ownership and debt financing, if available, may involve restrictive covenants that limit our operating flexibility. If additional capital is raised through the issuance of stock, the percentage ownership of our shareholders will be reduced. These shareholders may experience additional dilution in net book value per share and any additional equity securities may have rights, preferences and privileges senior to those of the holders of our common stock.

The influx of additional shares of our common stock in the future may create downward pressure on the trading price of our common stock.

The initial sale or secondary resale of substantial amounts of our common stock in the public market could have an adverse effect on the market price of our common stock and make it more difficult for us to sell our equity securities in the future. All shares covered by this prospectus will become eligible for sale immediately. Future sale of additional shares into the public market could adversely affect the market price of our common stock at the time and could impair our ability to obtain capital through securities offerings.

Because our directors own the majority (greater than 50%) of our common stock, they control corporate decisions that could be disadvantageous to other minority shareholders.

As our directors own more than half of the outstanding shares of our common stock, they will have a significant influence in determining the outcome of all corporate transactions or other matters. The interests of our directors may differ from the interests of the other stockholders and thus result in corporate decisions that are disadvantageous to other shareholders.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties, including statements regarding our capital needs, business plans and expectations. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. You can identify forward-looking statements by terminology such as "may", "will", "should", "expect", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential" or "continue", the negative of such terms or other comparable terminology. These forward- looking statements may include, among other things, statements relating to the following matters:

  The level of oil and gas reserves that can be extracted at any of our projects;
  Our ability to extract reserves at commercially attractive prices;
  Our ability to realize significant cost savings by outsourcing much of the capital-intensive aspects of our business to others; and
  Our ability to compete against companies with much greater resources than us.

Our actual results may differ materially. In evaluating these statements, you should consider various factors, including the risks outlined in this prospectus. These factors may cause our actual results to differ materially from any forward-looking statement. While these forward-looking statements are made in good faith and reflect our current judgment regarding our business plans, our actual results will almost always vary, sometimes materially, from any future performance suggested herein.

Use of Proceeds

All proceeds from the sale of securities offered in this prospectus will be used as capital by the company. The primary use of this capital will be to cover the day to day expenses inherent on us. These expenses include, but are not limited to, office expenses, travel expenses, legal expenses, etc. Any capital generated beyond this amount will be used for cash calls from our current investment in Petrogen. Any capital generated beyond this will be used to research and invest in new oil and natural gas projects.

Determination of Offering Price

The offering price of stock in this prospectus has been arbitrarily determined and bears no relationship to any objective criterion of value. In determining the offering price such factors as our anticipated results of operations, our anticipated monetary needs in the future and the likelihood of acceptance of this offering were considered. The price does not have any relationship to our current assets, earnings or net worth.

Dilution

Dilution refers to the difference between the offering prices of shares of common stock and the immediate book value after the completion of said offering. This dilution can be seen in the value per share calculated before and after the offering has been completed. This dilution is partially the outcome of prior shares being issued at $0.01 per share to our director and founding partner versus the offering price here of $0.10 per share. This price discrepancy does result in an immediate dilution to the value of new shareholders common stock.

At the time of this prospectus, Alaska Pacific Resources has a total stockholders' equity of $67,703 and 9,324,600 outstanding shares. This translates current equity of $0.0073 per share. The chart below outlines the equity per share after completion of this offering under two scenarios, the minimum and the maximum offering.

	Minimum Offering	Maximum Offering
Current Equity Per Share	$0.0073	$0.0073
Equity Per Share After Offering	$0.0097	$0.0162
Dilution to New Shareholders	90.3%	83.8%

Under the minimum offering scenario, new shareholders will experience an immediate and substantial dilution in equity of approximately 90% per share. This is because these shares are to be purchased at $0.10 per share whereas previous shares had been issued at $0.01 per share to our director and founding partner. This price discrepancy results in the immediate dilution shown. Under the maximum offering scenario, by the same logic, new shareholders will experience an immediate dilution in their stock equity of approximately 84%.

These numbers are not exact and are only used to give potential investors an idea of the sorts of dilution they will experience immediately upon purchasing shares of common stock in Alaska Pacific Resources. Actual dilution will vary based upon the exact number of shares sold and any current developments within the company such as increased earnings or increased costs. These factors could work to cause an increase or a decrease in dilution.

Selling Shareholders

See the 'Plan of Distribution' section.

Plan of Distribution

Mr. Alexander Long, our president and director will be conducting this offering on a best efforts basis. Potential investors include friends, family, acquaintances or co-workers of Mr. Long. The main methods of communication will be through personal contact and the telephone, however, this does not rule out the use of other methods such as the internet. Mr. Long does not intend to use any form of advertising such as print media in this offering.

Any and all funds received pertaining to this offering will be transferred immediately to our escrow agent to be held until the minimum offering has been met. There can be no assurance though that any shares will be sold at all. Mr. Long will not receive any commissions from the sale of our stock. Mr. Long cannot purchase any stock in this offer.

We believe that Mr. Long is exempt from registration as a broker under the provisions of Rule 3a4-1 promulgated under the Securities Exchange Act of 1934. In particular, Mr. Long:

  Is not subject to a statutory disqualification, as that term is defined in Section 3(a)39 of the Act, at the time of their participation; and
  Is not to be compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and
  Is not an associated person of a broker or dealer; and
  Meets the following conditions;
  Primarily perform, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and
  Was not a broker or dealer, or associated person of a broker or dealer, within the preceding 12 months; and
  Did not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraph (a)4(i) or (a)4(iii) of this section, except that for securities issued pursuant to rule 415 under the Securities Act of 1933, the 12 months shall begin with the last sale of any security included within one rule 415 registration.

There can be no assurance that we will be able to sell any shares of our common stock. As of the date of this prospectus we have not entered into any arrangements or agreements with any broker/dealer to sell our stock. If such an agreement or arrangement were to be initiated we would file a post effective amendment to disclose the arrangement because any participating broker/dealer would also be acting as an underwriter and would have to be so named in the prospectus.

In compliance with applicable state and federal laws, the securities to be offered for sale and sold must be registered or qualified for sale in these states or an exemption from such registration or qualification requirement must have be complied with. As of the date of this prospectus, we have not identified the states and/or countries in which the offering will be sold. We will file a pre-effective amendment indicating where securities are to be sold pursuant to this registration statement.

Proceeds from the sale of shares in this offering will be payable to our escrow account. Checks will be made out to Edward T. Block - Escrow Account. This money will be deposited into a non-interest bearing bank account until the minimum offering proceeds are raised. All subscription funds will be held in escrow pending the achievement of the minimum offering. At such time as the minimum offering threshold is reached, but not until such a time, the funds will be released to Alaska Pacific Resources. Our escrow agent will continue to receive funds and perform additional disbursements until either the maximum offering threshold is reached or a period of 90 days after the effective date of this prospectus, whichever occurs first. At this time the offering will terminate. Should the minimum offering threshold not be reached within 90 days of the effective date of this prospectus, investors shall have their subscription money returned to them promptly without fees or interest.

Common stock can be purchased by investors by completing the subscription agreement attached as exhibit 6. This completed form will then be mailed, along with a either a personal check, bank draft or cashiers check in United States funds to our escrow agent by Mr. Long. There is no minimum subscription amount, however, there may be a maximum based upon the number of shares already sold. Alaska Pacific Resources reserves the right to either accept or reject any subscription. Investors' who fail to pay the full subscription amount will have their subscription disregarded. All subscription agreements and checks are irrevocable. Should a subscription be rejected for any reason, the subscriber will have their check and agreement returned to them within 5 business days from the date of the rejection. Once a subscription is accepted, it will be executed without reconfirmation to or from the subscriber. The subscriber will be unable to withdraw their subscription once it has been accepted.

Should our stock be accepted for trade on the OTC Bulletin Board or another similar stock board it will be regarded as penny stock and subject to the rules that govern penny stock transactions. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from these rules, deliver a standardized risk disclosure document prepared by the Commission that:

  Contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
  Contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties;
  Contains a brief, clear, narrative description of a dealer market, including 'bid' and 'ask' prices for penny stocks and the significance of the spread between the bid and ask price;
  Contains a toll-free telephone number for the inquiries on disciplinary actions;
  Defines significant terms in the disclosure document or in the conduct of trading penny stocks; and
  Contains such other information as in such form (including language, type, size, and format) as the Commission shall require by rule or regulation.

Moreover, prior to effecting any transaction in a penny stock, the broker-dealer must provide the customer with:

  Bid and offer quotations for the penny stock;
  Details of the compensation of the broker-dealer and its salesperson in the transaction;
  The number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
  Monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

Legal Proceedings

We currently are not party to any material legal proceedings and, to our knowledge, no such proceedings are threatened or contemplated.

Directors, Executive Officers, Promoters and Control Persons

Our director and executive director and his age as of the date of this prospectus are as follows:

Name	Age	Office
Alexander Long	47	President, Secretary, Treasurer and Director

Biographical Information

Mr. Alexander Long has a history of bringing into being small businesses and developing them into profitable ventures. In February of 1993 he launched Canada's Finest Beers Ltd. As the president of this company, Mr. Long purchased all the necessary equipment and was personally in charge of the company's production. He brought on board a European brew master as well as an engineer from Labbatt Breweries of Canada. Mr. Long also acquired the essential federal and provincial licensing required and assisted in the marketing and advertising aspects of the product. He saw the development of the company to completion and negotiated the sale of the company in March of 1997.

From April 1996 to the present, Mr. Long has operated a similar project, Canada's Finest Waters Inc., as its president. Starting the company with the intention of bottling spring and mineral water, he spent more than eighteen months conducting research, planning and development. During that time he also joined the International Bottled Water Association; attending trade shows, workshops and seminars on bottled water. Mr. Long visited various water bottling companies in the U.S. and Canada and also brought together labeling, marketing and delivery companies to facilitate production.

Mr. Long does not have any professional training or technical credentials in the exploration, development and exploitation of oil and/or natural gas. However, Petrogen Corporation, the company that Alaska Pacific Resources holds a working interest in, has been working and developing oil and gas wells for many years in Texas. They have a proven track record of exploring and exploiting profitable wells. The business history and operations of Petrogen shall be discussed further in the 'description of business' section of this prospectus.

Mr. Long intends to devote approximately 33% of his business time to our affairs.

Term of Office

Our company shall have a single director, Mr. Alexander Long. Mr. Long shall serve as director until his successor or successors have been elected and qualified. The number of directors may be increased or decreased by a duly adopted amendment to the By-Laws of the Corporation.

Significant Employees

We have no significant employees other than the officers and directors described above.

Security Ownership of Certain
Beneficial Owners and Management

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding stock as of the date of this prospectus, and by the officers and directors, individually or as a group. Except as otherwise indicated, all shares are owned directly.

Title of Class	Name and Address of Shareholder	Number of Shares	Percent of Class Shares
Common Stock	Alex Long President, Secretary, Treasurer and Director 9361 Buckhaven Dr Las Vegas, NV, 89117	6,324,660	67.8%
Common Stock	Global Metals Intl. Founding Investor 27 Reid St, 1st Floor P.O. Box HM3051 Hamilton, Bermuda	3,000,000	32.2%

The percentage of class is based upon 9,324,660 common stock that are issued and outstanding as of the date of this prospectus. Common stock was issued to Alex Long and Global Metals International in exchange for capital used by Alaska Pacific Resources to fund cash calls by Petrogen Corporation.

Description of Securities

General

The aggregate number of shares that our corporation shall have authority to issue shall consist of 70,000,000 shares of common stock having a par value of $0.001, and 5,000,000 shares of preferred stock having a par value of $0.001.

Common Stock

As of July 14th, 2006, there were 9,324,660 shares of our common stock issued and outstanding held by 2 shareholders of record. Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Holders of common stock do not have cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Two persons present and being, or representing by proxy, shareholders are necessary to constitute a quorum at any meeting of our shareholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of our common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

As of July 14th, 2006, there were no shares of our preferred stock issued. Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which shall be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the rights, qualifications, designations, preferences, limitations and terms of the shares of any series of preferred stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

As of the date of this prospectus, we have no outstanding warrants to purchase any of our shares. We may, however, issue purchase warrants in the future.

Options

As of the date of this prospectus, we have not issued and do not have outstanding any options to purchase shares of our common stock. We may, however, grant such options or establish an incentive stock option plan in the future.

Convertible Securities

As of the date of this prospectus, we have not issued and do not have outstanding any securities convertible into our shares of common stock or any rights convertible or exchangeable into shares of our common stock. We may, however, issue such convertible or exchangeable securities in the future.

Experts

The financial statements included in this prospectus and registration statement have been audited by Moore & Associates, Chartered Accountants and Advisors, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement. These financial statements are included in reliance upon the authority of said firm as experts in auditing and accounting.

Our acting transfer agent for stock transactions is Helen Bagley, President and CEO of 1st Global Stock Transfer, LLC.

Interest of Named Experts and Counsel

None of the experts or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Disclosure of Commission Position of
Indemnification For Securities Act Liabilities

Our directors and officers are indemnified as provided by the Nevada Revised Statutes, our Articles of Incorporation and our Bylaws.

We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Organization Within the Last Five Years

We were incorporated on May 17th, 2005, under the laws of the state of Nevada. The following day, Alexander Long was appointed as our president, director, treasurer and secretary. At various times since we were incorporated 9,324,660 common stock shares have been issued to our director and founding investors in return for capital.

Description of Business

Overview

We are an oil and gas exploration and exploitation company that currently holds a 2% working interest in Petrogen, Inc. We were incorporated in the State of Nevada on May 17th, 2005 and acquired our working interest in Petrogen's Tiller Ranch project the following September at an initial cost of $30,000. Since that time we have doubled our interest in the Tiller Ranch project at a total cost of $60,000. While this is currently our only project, we are actively researching and exploring other oil and gas prospects.

Petrogen Background

Petrogen is a Houston, Texas based company specializing in the development of natural gas properties in the Texas Gulf Coast region that is known to contain hydrocarbon reserves. Petrogen has come to be regarded as a key player in the Texas Gulf Coast due to its high-margin, low-cost business structure.

The area within which Petrogen operates represents one of the premier oil and gas exploration regions in the world, accounting for 32% of all natural gas production and 27% of proved natural gas reserves in the United States. Petrogen currently holds interests in two large areas within the Texas GulfCoast; the Emily Hawes field and Tiller Ranch. Alaska Pacific Resources Inc. holds a 2% working interest in the Tiller Ranch project.

Tiller Ranch Overview

Tiller Ranch is an 822 undeveloped acreage of oil and gas property located approximately 50 miles east of Corpus Christi, within the Tom Graham Field in Jim Wells County, Texas. The Tom Graham Field has been a lucrative oil and gas property in the past and is situated within the prolific Texas Gulf Coast Frio and Vicksburg age reservoir sands. Petrogen plans to prove up an estimated 18 BCFG of previously producing reserves identified from both Vicksburg and Frio formations.

Tiller Ranch was originally developed for natural gas production in the 1940's and 1950's through eight productive wells. Although most of the wells encountered multiple pay sands, nearly all wells were completed in only one zone due to the narrow economic benefit of producing gas at prevailing prices. The limited development of natural gas reserves at Tiller Ranch provides for substantial infill and step-out drilling potential.

The Tom Graham Field has historically produced approximately 6.8 million barrels from six sands ranging in depth from 3600 to 5600 feet. Historically, wells in the area have an average production time of approximately 8 to 10 years with cumulative production ranging from approximately 2.6 to 3.5 BCFG per well. Petrogen plans to spud up to as many as six new wells to prove up and exploit an estimated 18 BCFG of previously producing reserves. The area is well developed with an extensive natural gas infrastructure which will provide for immediate transportation and sales of potential upcoming production.

Petrogen-Capital Exploration Tiller Ranch Agreement

On June 3rd, 2005, pursuant to an assignment of lease agreement, Petrogen acquired a 100% working interest and 70% net revenue interest in and to the Tiller Ranch Lease. Petrogen entered into an assignment of lease with Capital Exploration, Inc. as of that date. In accordance with the terms and provisions of the lease:

                   i.           Capital Exploration was paid an initial sum towards the aggregate amount due and owing;

                  ii.           Should Petrogen not perform according to the terms of the lease, they will forfeit any and all payments made to Capital Exploration and will be required to reassign the lease to Capital Exploration; and

                  iii.           The spudding of the first well, followed by continuous operations, will begin no later than the fourth quarter of 2005, unless extended and agreed upon between Petrogen and Capital Exploration.

Petrogen-Alaska Pacific Resources Agreement

We have signed two participation agreements with Petrogen for working interests in their lease at a total cost of $60,000. Each lease is for 1% working interest, thus we have a total of 2% working interest in Petrogen's Tiller Ranch Field project. In accordance with this agreement we are responsible for the costs associated with our portion of all development and production costs and respective wellbores either by attribution of revenue of the lease with surplus accounted to the working interest or with 'cash calls' billed to the working interest holders in advance of their costs being borne by the operator. Also in accordance with the agreement, we will own a net revenue interest equal to 1.4%. These agreements were originally signed on September 16th and September 21st, 2005.

Tiller Ranch Work

During October of 2005, location preparation was commenced in addition to the installation of the support infrastructure necessary to commence drilling the first well, Tiller Ranch #1 ("TR #1"). The drilling rig was mobilized on October 27th, 2005 and TR #1 was spudded shortly thereafter. This action commenced Petrogen's winter drilling season initiative. This drilling to a depth of 6000 feet was completed on November 17th, 2005, and targeted the upper Vicksburg and Frio gas-bearing formations. Initial results were quite promising and as a result Petrogen's technical and operations team has identified multiple zones of interest. Extensive subsurface control, provided by approximately 25 wells located on or adjacent to the Tiller Ranch Field coupled with research by Petrogen's team, indicate that potentially up to 18 BCFG of natural gas reserves could be recovered through the development of up to six new wells, which are planned to be completed in 2006. Petrogen's new releases regarding their progress have been included in the ' Exhibits' section of this prospectus.

Sales and Marketing

As we remain in the development stage, we have low revenues and few customers.

In the future, our principal target customers for our oil and natural gas are expected to be refiners, remarketers and other companies, some of which are expected to have pipeline facilities near the producing properties we own and may acquire in the future. Should pipeline facilities not be available, we intend to arrange to have any oil or natural gas carried by barge or truck to storage, refining or pipeline facilities.

Pipelines, gas marketing firms, utilities, industrial users and local distribution companies are our principal target customers for our gas production. We intend to use existing gathering systems and pipelines to consummate gas sales and deliveries.

We intend to sell our oil and natural gas production under both short (less than one year) and long term (more than one year) agreements at prices negotiated with third parties. Contract details and/or price provisions are to be renegotiated in intervals ranging from daily to annually.

In the event that we do hold a working interest in an existing company, many of the details surrounding customers will be handled by our lease agreement partners. In this case we will largely be responsible to supply capital in a timely fashion.

We are yet to engage in any sales or marketing plans. However, as production increases and more revenue is generated, the need to hire sales and marketing personnel may need to be addressed.

Competition

The oil and natural gas business is highly competitive. We compete with private, public, state-owned and foreign companies in all facets of the oil and natural gas business. The services of third party providers, such as drilling companies, are in high demand in our industry as well. Many of these companies carry oil and gas production through all the phases of production, from exploration to refining and marketing. A substantial number of our competitors have longer operating histories and substantially greater financial and personnel resources than we do.

The conditions in which we operate could be substantially affected by various forms of energy legislation and/or regulation considered from time to time by the U.S. and foreign governments. There are also other factors that we cannot control including international political conditions, overall levels of supply and demand for oil and gas and the markets for synthetic fuels and alternative energy sources. Intense competition occurs with respect to marketing, particularly of natural gas.

Government and Environmental Regulation

Both the state and federal levels of government extensively regulate domestic development, production and sale of oil and gas. Legislation affecting the oil and gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden. Moreover, numerous state and federal departments and agencies, have issued rules and regulations binding on the oil and gas industry and its individual members, compliance with which is often difficult and costly and may carry penalties for failure to comply. State statutes and regulations require permits for drilling operations, drilling bonds and reports concerning wells. Texas, the state within we will be initially operating and other states that we may operate in the future, have statutes and regulations governing conservation matters, including the unitization or pooling of oil and gas properties and establishment of maximum rates of production from oil and gas wells.

Environmental health and state matters such as petroleum, chemical products and materials and waste management concerns of our operations are also subject to extensive and developing federal, state and local regulations and laws. In order to operate certain facilities for our oil and gas exploration and production activities we will require certain permits, regulations or other authorizations. These permits, registrations or authorizations are subject to revocation, modification and renewal. Governmental authorities have the power to enforce compliance with these regulatory requirements, the provisions of required permits, registrations or other authorizations, and lease conditions, and violators are subject to criminal and civil penalties, including fines, injunctions or both. Civil and criminal penalties may be imposed for failure to obtain or maintain required permits. Third parties may have the right to sue to enforce compliance.

Inherent in our operations are certain risks such as risks of costs and liabilities related to environmental, health and safety matters, as it is with other companies engaged in similar businesses. There can be no assurance that material costs or liabilities will not be incurred. In addition, we could adversely be affected by possible future developments such as stricter requirements of environmental or health and safety laws and regulations affecting our business or more stringent interpretations of, or enforcement policies with respect to, such laws and regulations. To meet changing permitting and operational standards, we may be required, over time, to make site or operational modifications at our facilities, some of which might be significant and could involve significant expenditures. Material costs and liabilities may arise from any additional environmental matters that may be discovered or otherwise may arise from future requirements of law.

Legal Proceedings

We currently are not party to any material legal proceedings and, to our knowledge, no such proceedings are threatened or contemplated.

Management's Discussion and
Analysis or Plan of Operations

Plan of Operations

Over the next year our plan of operations is to complete the following objectives within the specified time periods, subject to our obtaining the necessary funding to follow our business model:

  We plan to continue to infuse the money required for Petrogen to continue to drill in the Tiller Ranch Field.
  We plan to continue exploring for new properties that may contain economically viable reserves of oil and gas. We will also be searching for companies that have found economically viable reserves and are looking to sell working interests or enter into a joint operating agreement.
  We anticipate spending approximately $3,000 monthly in ongoing general and administrative expenses over the next year. These expenses will consist primarily of the professional fees for the audit and legal work relating to our regulatory filings throughout the year, as well as general transfer agent fees, annual oil and gas lease fees and general office expenses.
  We anticipate spending approximately $25,000 in the preparation of this offering. These expenses will consist primarily of the professional fees relating to the completion of this offering.

As of our last audited statement, April 30th, 2006, we had cash reserves of $5,639 and no working capital. We do not anticipate this to be enough to cover the ongoing costs of our business. However, we do have a revenue stream from the wells drilled thus far by Petrogen and expect new well drilling to commence soon although the exact date that this is expected is unknown. We anticipate that the revenues from these additional wells will cover the ongoing expenses of our company. Any shortcomings will be paid for by our director, Alex Long until revenues increase to a suitable level or until equity can be raised through the sale of our common stock. We do not believe that debt financing is a feasible alternative as we do not have enough tangible assets to secure this type of financial support. Should the revenues from the Tiller Ranch drillings exceed our costs; this money will be invested in new oil and gas projects.

While we do not believe additional funding will be difficult to obtain, either through the sale of our common stock and or from profits from the Tiller Ranch drillings, we cannot guarantee that we will generate enough money to fund our continued exploration of future and current oil and gas projects. In the absence of such financing, our business plan will fail. Even if we are successful in obtaining equity financing to fund new wells or new working interests, there is no assurance that these projects will be profitable. In such an event, if we do not continue to obtain additional financing, we will be forced to abandon our plan of operations.

Should such a situation arise, we may consider entering into a joint venture arrangement to provide the required funding to continue. We have not undertaken any efforts to locate a joint venture partner for any oil and gas wells we may enter into in the future. Even if we elected to pursue a joint venture partner, there is no assurance that any other party would want to enter into a joint venture agreement with us. If we entered into a joint venture agreement, we would likely have to assign a percentage of our interest to our joint venture partner or accept a percentage of their interests.

Results of Operations

All references below to 2005 are from May 17th, 2005, the time of our inception through April 30th, 2006. We have just completed our first fiscal year.

Revenues

Since our inception on May 17th, 2005 we have revenues of $1,680. We anticipate that these revenues will increase as more wells are drilled in the Petrogen Corporation's Tiller Ranch Field drillings.

General and Administrative Expenses

Our general and administrative expenses for our first fiscal year thus far are listed below:

Cost As of Date of Prospectus
General/Administrative Expense
Management Fees	$0
Cash Calls	$29,193
Office and Miscellaneous	$13,000
Professional Fees	$3,500
Transfer Agent and Filing Fees	$1,500
Total:	$47,193

Cash calls refer to the cash requests made by Petrogen, outlined in our lease agreement with them, to drill wells. To this point, all cash calls have been paid for by our director and president, Alex Long, in exchange for common stock. In the future we anticipate that these cash calls will continue. However, we expect that wells will be generating more profit at that point and this profit can be used to fund, at least partially, new cash calls.

Office and miscellaneous fees consist of general office costs such as rent, telephone and internet. These values are expected to remain relatively stable in the future.

Professional fees incurred during our first fiscal year were incurred in connection with our initial stock offering as well as in the preparation for the filing of this registration statement with the Securities and Exchange Commission. We anticipate that our professional fees will increase as we complete the process of filing this statement and continue the process of becoming a reporting under the Security Exchange Act of 1934.

We incurred no management fees from Alexander Long in 2005.

Liquidity and Capital Resources

As of our last audit, April 30th, 2006, we had cash in the amount of $5,639 and no working capital.

Plan of Operations

We anticipate that our total expenditures over the next twelve months will be approximately $75,000 to $100,000. This total includes the amounts outlined above in the 'Plan of Operations' in addition to estimates for future cash calls from Petrogen. We anticipate that our current cash and working capital, as well as our access to additional working capital through our director and revenue generated by the Tiller Ranch wells, will be sufficient to enable us to sustain our operations for at least the next year.

Cash Used in Operating Activities

Cash used in operating activities was $25,543 from incorporation on May 17th, 2005 up to April 30th of 2006. In the future we expect this value to increase as we encounter increased professional fees and continue our exploration and prospecting.

Cash from Financing Activities

We have funded ours business thus far primarily from capital infusions, $63,246 from our director and $30,000 from Global Metals International. We may require further funding to continue our operations and hope to attain this from the sale of our common stock. However, there are no assurances that we will be able to achieve further sales and if this situation does arise then we may not be able to finance current or future oil and gas well exploration and our business will fail.

Going Concern

We have not attained profitable operations and are dependant upon obtaining financing to pursue any extensive exploration activities. For these reasons our auditors stated in their report that they are concerned that we will not be able to continue as a going concern.

Future Financing

We anticipate continuing to rely on equity sales of our common stock to finance our business operations. Issuances of additional shares to our director for cash infusions will result in dilution to any existing shareholders. There is no assurance that we will achieve any additional sales of our equity securities or arrange for debt or other financing to fund our planned exploration activities.

Description of Properties

Our executive offices are located at Suite 105-195, 9101 West Sahara, Las Vegas, NV, USA, 89117-5772. We also have a working interest in an 822 acre oil and gas property in Jim Wells County, Texas.

Certain Relationships and Related Transactions

Shares Acquired By Alexander Long

Alexander Long, our president, director, treasurer and secretary, acquired 6,324,660 shares of common stock in return for cash used by Alaska Pacific Resources in purchasing a working interest (1%) in Petrogen and the ensuing cash calls pertaining to their Tiller Ranch project.

Shares Acquired by Global Metals International

Global Metals International acquired 3,000,000 shares of common stock in return for cash used by Alaska Pacific Resources to purchase a second working interest (another 1%) in Petrogen's Tiller Ranch project.

Market for Common Equity and
Related Stockholders Matters

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the Over the Counter (OTC) Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize.

Holders of Our Common Stock

As of the date of this prospectus, we have 2 registered shareholders. These shares are governed by Rule 144 of the Securities Act but none are being registered for sale through this prospectus.

Rule 144 Shares

In general, under Rule 144, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

  1% of the number of shares of the company S stock then outstanding which, in our case, will equal approximately 103,247 shares once this prospectus becomes effective; or
  The average weekly trading volume of the company S stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, all of the shares to be sold will be required to be sold in accordance with the provisions of Rule 144.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

Options, Warrants and Other Convertible Securities

We do not have any common stock subject to outstanding options or warrants and there are no securities outstanding that are convertible into shares of our common stock.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

  We would not be able to pay our debts as they become due in the usual course of business; or
  Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

As of the date of this prospectus, we have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Executive Compensation

Our first fiscal year ended on the 30th of April, 2006. As of the date of this prospectus, our president and director, Mr. Alexander Long, has received no form of compensation for his work. As we have no outlined employment or compensation agreements for the end of our fiscal year, Mr. Long will not be drawing any sort of compensation, whether it is in the form of a salary or any other benefits. Any money that Mr. Long does lend to Alaska Pacific Resources has been, and in the future most likely will be, compensated with common stock.

Stock Option Grants

We have not granted any stock options to our executive officer since our inception.

Consulting Agreements

We do not have any employment or consulting agreement with our director.

Financial Statements

The following financial statements were prepared by Moore & Associates, Chartered Accountants and Advisors on the basis of the generally accepted accounting principles of the United States. All dollar amounts are expressed in U.S. dollars.

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Alaska Pacific Resources, Inc.
Las Vegas, Nevada

We have audited the accompanying balance sheet of Alaska Pacific Resources, Inc (A Development Stage Company) as of April 30, 2006, and the related statements of operations, stockholders' equity and cash flows from inception May 17, 2005 through April 30, 2006 and the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alaska Pacific Resources, Inc (A Development Stage Company) as of April 30, 2006 and the results of its operations and its cash flows from inception May 17, 2005 through April 30, 2006 and the period then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has not established an ongoing source of revenues sufficient to cover operating costs as of April 30, 2006 which raises substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moore & Associates, Chartered

Moore & Associates, Chartered
Las Vegas, Nevada
June 20, 2006

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702) 253-7511 Fax (702) 253-7501

Alaska Pacific Resources, Inc.
(A Development Stage Company)

Balance Sheet
As of April 30th, 2006

ASSETS

2006
CURRENT ASSETS
Cash and Cash Equivalents	$5,639

Total Current Assets	$5,639

PROPERTY & EQUIPMENT
Well Pipeline	$2,064

Net Property & Equipment	$2,064

OTHER ASSETS
Investment - Petrogen	$60,000

Total Other Assets	$0

TOTAL ASSETS	$67,703

LIABILITIES & STOCKHOLDERS' EQUITY

2006
CURRENT LIABILITIES

Total Current Liabilities	$0

LONG-TERM LIABILITIES

Total Long-Term Liabilities	$0

TOTAL LIABILITIES	$0

STOCKHOLDERS' EQUITY
Common Stock: $0.001 par value,
75,000,000 shares authorized;
9,324,700 shares issued and
outstanding	$9,325
Additional paid in capital	$83,921
Retained Earnings	-$25,543

Total Stockholders' Equity	$67,703

TOTAL LIABILITIES &
STOCKHOLDERS' EQUITY	$67,703

Alaska Pacific Resources, Inc.
(A Development Stage Company)

Statement of Operations
For the Period From May 17th, 2005
(Inception) to April 30th, 2006

Year-to-Date 2006
Revenues
Miscellaneous Income	$1,680

Total Revenue	$1,680

Gross Profit	$1,680

General & Admin. Expenses
Bank Charges	$30
Office Expenses	$65

Total Gen. & Admin. Exp.	$95

Operating Income (Loss)	$1,585

Other Income (Expense)
Drilling Expenses	-$27,128

Net Income (Loss)	-$25,543

Basic Loss Per Share	-$0.005

Weighted Average Number of
Shares Outstanding	9,324,600

Alaska Pacific Resources, Inc.
(A Development Stage Company)

Statement of Stockholders' Equity
For the Period From May 17th, 2005
(Inception) to April 30th, 2006

	Common Stock Shares	Stock Amount	Additional Paid-In Capital	Common Stock Subscriptions	Accumulated Deficit	Total Equity

Founders Stock Issued
(A.Long)
9/24/2005	3,000,000	3,000	$27,000	$0	$0	$30,000

Founders Stock Issued
(Global Metals Internat.)
9/24/2005	3,000,000	3,000	$27,000	$0	$0	$30,000

Stock Issued (A. Long)
10/24/2005	1,019,600	1,020	$9,176	$0	$0	$10,196

Stock Issued (A. Long)
11/23/2005	377,000	377	$3,393	$0	$0	$3,770

Stock Issued (A. Long)
12/1/2005	250,000	250	$2,250	$0	$0	$2,500

Stock Issued (A. Long)
12/2/2005	928,000	928	$8,352	$0	$0	$9,280

Stock Issued (A. Long)
3/17/2006	500,000	500	$4,500	$0	$0	$5,000

Stock Issued (A. Long)
3/28/2006	250,000	250	$2,250	$0	$0	$2,500

Net Income (Loss) for the
Period May 17, 2005
to April 30, 2006					-$25,543	-$25,543

Balance (April 30,2006)	9,324,600	9,325	$83,921	$0	-$25,543	$67,703

Alaska Pacific Resources, Inc.
(A Development Stage Company)

Statement of Cash Flows
For the Period From May 17th, 2005
(Inception) to April 30th, 2006

2006

NET INCOME (LOSS)	-$25,543

Losses (gains) On Sales of
Fixed Assets	$0

Net Cash Provided
By (Used In) Operating

Total Adjustments	-$25,543

CASH FLOW FROM INVESTING ACTIVITIES
Net Cash Provided By (Used In)
Investing Activities	$0

Pipeline	-$2,064
Petrogen	-$60,000

CASH FLOWS FROM FINANCING ACTIVITIES	-$62,064

Proceeds From Sale of Stock	$93,246
Net Cash Provided By (Used In)
Financing Activities	$93,246

NET INCREASE (DECREASE) IN CASH
AND CASH EQUIVALENTS

CASH & CASH EQUIVALENTS
AT BEGINNING OF PERIOD	$0

CASH & CASH EQUIVALENTS
AT END OF PERIOD	$5,639

Alaska Pacific Resources, Inc.
Notes to Financial Statements April 30, 2006

Note 1-Nature of Organization

a)       Organization and Business Activities

The Company was incorporated under the laws of the State of Nevada on May 17, 2005 (Date of Inception) with a principal business plan to pursue oil and gas exploration opportunities in Canada and the United States. The Company is considered a development stage enterprise.

b)       Depreciation

The cost of the property and equipment will be depreciated over the estimated useful life of 5 to 7 years. Depreciation is computed using the straight-line method when assets are placed in service.

c)       Accounting Method

The Company's financial statements are prepared using the accrual method of accounting. The Company has elected an April 30 year end.

d)       Cash and Cash Equivalents

For the purpose of the statements of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

e)      Estimates

The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

f)        Revenue Recognition

The Company recognizes revenue when products are fully delivered or services have provided and collection is reasonable assured.

g)      Organization Cost

      The Company has expensed the costs of its incorporation.

h)      Advertising

The Company follows the policy of charging the costs of advertising to expense as incurred.

i)        Concentrations of Risk

The Company's bank accounts are deposited in insured institutions. The funds are insured up to $100,000. At April 30, 2006, the Company's bank deposits did not exceed the insured amounts.

j)         Basic Loss Per Share

The computation of basic loss per share of common stock is based on the weighted average number of shares outstanding during the period.

From May 17, 2005 (Inception) Through April 30, 2006
Loss (numerator)	-$95
Shares (denominator)	6,000,000

Per Share Amount	$0.000

k)     Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Net deferred tax assets consist of the following components as of April 30, 2006.

2006
Deferred Tax Assets	-$95
NOL Carryover	$0
Deferred Tax Liabilities	$0
Net Deferred Tax Assets	-$95

The income tax provision differs from the amount of income tax determined by applying U.S. federal and state income tax rates of 15% to pretax income from the continuing operations for the period ended April 30, 2006, due to the following:

2006
Book Income	$0.00
Valuation Allowance	$0.00
$0.00

At April 30, 2006, the Company had net operating loss forwards of approximately -$95 that may be offset against future taxable income through 2025. No tax benefit has been reported in the April 30, 2006, financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating carry-forwards for Federal Income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years.

Note 2 - Going Concern

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management's plans to obtain such resources for the Company include (1) obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses, and (2) seeking out and completing a merger with an existing operating company. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Changes In and Disagreements with Accountants
On Accounting and Financial Disclosure

We have had no changes in or disagreements with our accountants.

Indemnification of Officers and Directors

Our officers and directors are indemnified as provided by the Nevada Revised Statutes, our articles of incorporation and our bylaws.

Nevada Revised Statutes

Section 78.138 of the NRS provides for immunity of directors from monetary liability, except in certain enumerated circumstances, as follows:

"Except as otherwise provided in NRS 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, or unless the articles of incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

a)      His act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

b)      His breach of those duties involved intentional misconduct, fraud or a knowing violation of law."

Section 78.5702 of the NRS provides as follows:

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

a)     Is not liable pursuant to NRS 78.138; or

b)     Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

a)     Is not liable pursuant to NRS 78.138; or

b)      Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation

Every person who was or is a party to, or is threatened to be made a party to, or is involved in any such action, suit or proceeding, whether civil, criminal, administrative or investigative, by the reason of the fact that he or she, or a person with whom he or she is a legal representative, is or was a director of the corporation, or who is serving at the request of the corporation as a director or officer of another corporation, or is a representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in a settlement) reasonably incurred or suffered by him or her in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil suit or proceeding must be paid by the corporation as incurred and in advance of the final disposition of the action, suit or proceeding, under receipt of an undertaking by or on behalf of the director of officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Such right of indemnification shall not be exclusive of any other right of such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this article.

Without limiting the application of the foregoing, the Board of Directors may adopt By-Laws from time to time without respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the corporation to purchase or maintain insurance on behalf of any person who is or was a director or officer.

Our Bylaws

Our bylaws provide that we shall indemnify any director, officer, employee or agent of the corporation, or any person serving in any such capacity of any other entity or enterprise at the request of the corporation, against any and all legal expenses, claims and/or liabilities arising out of any action, suit or proceeding except an action by or in the right of the corporation.

The corporation may indemnify any person where such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, where there was not reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order or settlement, conviction, or upon a plea of nolo contendre or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, there was reasonable cause to believe that the conduct was unlawful.

Indemnification shall be made by the corporation only when authorized in the specific case and upon a determination that indemnification is proper by:

1)     The stockholders;

2)     A majority vote of a quorum of the Board of Directors, consisting of directors who were not parties to the action, suit, or proceeding; or

3)     Independent legal counsel in a written opinion, if a quorum of disinterested directors so orders or if a quorum of disinterested directors so orders or if a quorum of disinterested directors cannot be obtained.

Our bylaws further provide that expenses incurred in defending any action, suit, or proceeding may be paid by the corporation in advance of the final disposition, when authorized by the Board of Directors, upon receipt of an undertaking by or on behalf of the person defending to repay such advances if indemnification is not ultimately available under these provisions.

The indemnification provided by these bylaws shall continue as to a person who has ceased to be a director, officer, employee or agent and shall insure to the benefit of the heirs, executors and administrators of such a person.

Opinion of the Securities and Exchange Commission

We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Other Expenses of Issuance and Distribution

The estimated costs of this offering are outlined below:

Securities and Exchange Commission Registration Fee	$10.70
Transfer Agent Fees	$1,500
Accounting and Auditing Fees	$5,000
Legal Fees	$15,000
Edgar Filing Fees	$2,000
Total:	$23,511

All amounts are estimates.

We are paying all the expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, shall be paying any other expenses incurred in the selling of their common stock.

Recent Sales of Unregistered Securities

Since our inception as a company, we have issued the following unregistered securities in private transactions without registering the securities under the Securities Act:

1)      On September 24th, 2005, 3,000,000 shares of common stock were issued to Alexander Long at a price of $0.01 per share in exchange for $30,000 of founder's capital. 3,000,000 shares were also issued to Global Metals International at this time for another $30,000 in founder's capital.

2)      On October 24th, 2005, 1,019,660 shares of common stock were issued to Alexander Long at a price of $0.01 per share in exchange for capital used by Alaska Pacific Resources.

3)     On November 23 rd, 2005, 377,000 shares of common stock were issued to Alexander Long at a price of $0.01 per share in exchange for capital used by Alaska Pacific Resources.

4)     On December 1st, 2005, 250,000 shares of common stock were issued to Alexander Long at a price of $0.01 per share in exchange for capital used by Alaska Pacific Resources.

5)     On December 2nd, 2005, 928,000 shares of common stock were issued to Alexander Long at a price of $0.01 per share in exchange for capital used by Alaska Pacific Resources.

6)     On March 17th, 2006, 500,000 shares of common stock were issued to Alexander Long at a price of $0.01 per share in exchange for capital used by Alaska Pacific Resources.

7)     On March 28th, 2006, 250,000 shares of common stock were issued to Alexander Long at a price of $0.01 per share in exchange for capital used by Alaska Pacific Resources.

In all of these transactions, we claim that these stocks qualify for an exemption from registration contained in section 4(2) of the Securities Act of 1933. We believe that the exemption from registration was available because:

1)     Mr. Long is the president and director of our company and thus had fair access to all material information about our company before investing. Also, Global Metals International had all this information made available to them when they provided founder's capital.

2)     There was no general advertising and solicitation; and

3)     The shares bear a restrictive transfer legend.

Exhibits

Exhibit Number	Description of Exhibit
1	Articles of Incorporation
2	Company By-Laws
3	Petrogen Lease Agreement
4	Sample Cash Call Letter
5	Resident Agent Change Resolution
6	Stock Subscription Agreement
7 through 16	Petrogen News Releases
17	Consent of Independent Registered Accounting Firm
18	Legal Letter of Opinion and Consent

Undertakings

The undersigned registrant hereby undertakes:

  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b)     To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective registration statement.

c)     To include any material information with respect to the plan of distribution, provided, however, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 14(d) of the Securities Exchange Act of 1934.

  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
  To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on July 14th, 2006.

Alaska Pacific Resources Inc.

By:     /s/ Alexander Long

            Alexander Long
            President, Director, Treasurer and Secretary